Exhibit 10.1

Terms of Non-Employee Director Compensation

Effective for Calendar Year 2005

•	The Company’s non-executive Chairman of the Board is paid (in quarterly installments) an annual retainer fee of $75,000, and each other non-employee director is paid an annual retainer fee of $50,000.[1]

•	Each non-employee director receives an annual stock option grant to purchase 3,000 common shares.[2]

•	The Chairman of the Audit Committee receives an annual retainer of $7,500.

•	The Chairmen of the Compensation and Employee Benefits Committee, the Nominating and Corporate Governance Committee and Executive Committee each receive an annual retainer fee of $3,500.

•	In addition to the payments described above, all non-employee directors are paid the following fees:

•	$2,000 per meeting for attending meetings of the Board of Directors;

•	$1,000 for participation in a telephonic Board meeting;

•	$1,000 per committee meeting attended; and

•	$500 per committee meeting by telephone conference.

•	All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors.

[1]	Subject to shareholder approval of amendments to the Company’s 2003 Long-Term Equity Incentive Plan to permit director participation in that plan, half of these retainers will be paid in cash and half in the Company’s common shares.
[2]	These grants are subject to shareholder approval of amendments to the Company’s 2003 Long-Term Equity Incentive Plan to permit director participation in that plan.